Exhibit 99.1

Key Energy Services, Inc.	November 3, 2015
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

Key Energy Services Reports Third Quarter 2015 Earnings

HOUSTON, TX, November 3, 2015 - Key Energy Services, Inc. (NYSE: KEG) reported third quarter 2015 consolidated revenues of $176.9 million and a pre-tax GAAP loss of $765.8 million, or $4.06 per share. The results for the third quarter include:

•	pre-tax charges of $618.5 million, or $3.28 per share, related to the impairment of the Company’s U.S. goodwill and certain U.S. assets;

•	pre-tax charges of $63.1 million, or $0.33 per share, related to impairment of assets primarily associated with the Company’s exit from markets outside North America;

•	pre-tax costs of $4.0 million, or $0.02 per share, due to severance;

•	pre-tax costs of $2.5 million, or $0.01 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations; and

•	a pre-tax loss of $2.5 million, or $0.01 per share, on foreign currency translation.
Excluding these items, the Company reported a pre-tax loss of $75.3 million, or $0.40 per share. Additionally, the Company incurred an after-tax charge of $23.0 million, or $0.15 per share, related to deferred tax valuation allowances in markets outside of the U.S. Excluding this tax-related charge, the Company reported an after-tax loss of $40.0 million, or $0.25 per share. Second quarter 2015 consolidated revenues were $197.5 million with a pre-tax GAAP loss of $96.1 million, or $0.42 per share. The results for the second quarter included a pre-tax loss of $21.4 million, or $0.10 per share, related to a pending sale and the associated impairment of the Company’s assets in Oman, pre-tax costs of $8.4 million, or $0.04 per share, related to the previously disclosed FCPA investigations, a pre-tax loss of $2.1 million, or $0.01 per share, on the sale of certain U.S. assets and pre-tax costs of $1.1 million, or $0.00 per share, due to severance. Excluding these items, the Company reported a second quarter 2015 pre-tax loss of $63.1 million, or $0.27 per share.
Overview and Outlook
Key’s Chief Executive Officer, Dick Alario, stated, “The third quarter continued the deterioration in what is now the worst peak-to-trough downturn in several decades. The steps we took during the quarter to improve our cost structure in the U.S. helped mitigate these pressures to yield a normalized U.S. decremental operating margin of 23% sequentially. Further, our highly-capable Class 4 rigs continued to exhibit activity improvement as hours in this rig class improved 11% sequentially.
“Consistent with our outlook entering the third quarter, Key’s management team continued to take action during the quarter to reduce the Company’s cost structure and we’ll see the full benefit from these actions moving forward. During the third quarter, we reduced U.S. headcount by 10%, outpacing the decline we saw in U.S. revenue, bringing the total U.S. headcount reduction over the last twelve months to 37%.
“We believe our liquidity burn rate will moderate in the fourth quarter given the absence of the large cash interest payment incurred in the third quarter, a reduction in capital expenditures, the savings generated from headcount reductions and cash proceeds from

November 3, 2015

our exit from markets outside of North America. We expect the impact from seasonality in the fourth quarter to be about double that of recent years, though we do expect activity to return to pre-holiday levels in the first quarter. However, it is clear that due to the current pricing environment, Key must continue to evaluate additional avenues to enhance liquidity and we will continue to do so.”
The following table sets forth summary data for the third quarter 2015 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	September 30, 2015	June 30, 2015	September 30, 2014
	(in millions, except per share amounts)
Revenues	$176.9	$197.5	$365.8
Net loss	(640.2)	(65.4)	(62.2)
Diluted loss per share	(4.06)	(0.42)	(0.41)
Adjusted EBITDA*	(13.3)	(8.6)	28.1
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.
U.S. Results
Third quarter 2015 U.S. Rig Services revenues of $85.2 million were down 8.6% as compared to the second quarter. Third quarter operating loss excluding impairments was $3.9 million, or -4.6% of revenue, compared to second quarter operating loss of $4.1 million, or -4.4% of revenue. Third quarter results include costs associated with the relocation of rigs from outside the U.S. of $1.0 million; excluding this cost, operating loss was $2.9 million, or -3.4% of revenue. Total rig hours were down 2% sequentially and pricing declined 5% sequentially driven by competitive pressures in the back half of the quarter, though tight cost controls drove an improvement in operating income.
Third quarter 2015 Fluid Management Services revenues of $35.5 million were down 9.3% as compared to the second quarter. Third quarter operating loss excluding impairments was $3.9 million, or -10.9% of revenue, compared to second quarter operating loss of $0.1 million, or -0.2% of revenue. Pricing remained stable during the quarter as total truck hours fell 9.5% sequentially.
Third quarter 2015 Fishing & Rental Services revenues of $27.6 million were down 1.8% as compared to the second quarter. Third quarter operating loss excluding impairments was $5.1 million, or -18.5% of revenue, compared to second quarter operating loss of $6.6 million, or -23.4% of revenue.
Third quarter 2015 Coiled Tubing Services revenues of $20.8 million were down 3.7% as compared to the second quarter. Third quarter operating loss excluding impairments was $5.0 million, or -23.9% of revenue. Second quarter operating loss was $4.1 million, or -18.9% of revenue. Coiled Tubing Services activity declined approximately 10% during the quarter as activity softened late in the quarter.

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International Segment
Third quarter 2015 International revenues were $7.7 million, down 49.8% as compared to second quarter 2015 revenues of $15.3 million. Third quarter operating loss excluding impairments was $12.9 million, or -167.2% of revenues, compared to second quarter operating loss of $7.5 million, or -49.1% of revenues. Third quarter results included approximately $3 million of costs and inefficiencies, including severance, associated with the cessation of operations in certain markets outside of the U.S. During the third quarter, the Company continued to make progress on the International wind-down and moved closer to an exit of markets outside of North America. The Company incurred costs associated with the exit process as it ceased operations in Colombia, Ecuador and Oman. Additionally, during October, the Company neared finalization of the sale of its business in Bahrain and its assets in Oman.
General and Administrative Expenses
General and Administrative (G&A) expenses were $45.3 million for the third quarter compared to $50.7 million in the prior quarter. Third quarter G&A expenses include $2.5 million in costs associated with the FCPA investigations and $1.6 million of severance. The sequential decline can primarily be attributed to the reduction in costs associated with the FCPA investigations and headcount reductions.
Capital Expenditures and Balance Sheet
Capital expenditures were $6.2 million during the third quarter 2015. Key’s consolidated cash balance at September 30, 2015 was $199.1 million compared to $225.5 million at June 30, 2015. Total debt at September 30, 2015 was $964.7 million compared to total debt of $964.2 million at June 30, 2015. At the end of the third quarter, there was $229.6 of total liquidity available to the Company.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its third quarter 2015 financial results on Wednesday, November 4, 2015 at 10:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 49581546. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Wednesday, November 4, 2015, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 49581546. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Quarterly rig and truck hours have been posted on Key’s website; to access the file, go to www.keyenergy.com and select “Investor Relations.”

November 3, 2015

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
REVENUES	$176,857	$197,496	$365,798	$642,152	$1,072,534
COSTS AND EXPENSES:
Direct operating expenses	174,505	158,841	272,112	537,876	793,297
Depreciation and amortization expense	45,270	45,896	50,924	138,377	154,203
General and administrative expenses	45,314	50,710	65,224	163,668	175,971
Impairment expense	649,944	21,352	60,792	692,996	89,479
Operating loss	(738,176)	(79,303)	(83,254)	(890,765)	(140,416)
Interest expense, net of amounts capitalized	21,704	17,058	13,417	52,104	40,397
Other (income) loss, net	5,915	(248)	348	10,099	(2,454)
Loss before tax income taxes	(765,795)	(96,113)	(97,019)	(952,968)	(178,359)
Income tax benefit	125,634	30,734	34,790	187,752	52,035
NET LOSS	$(640,161)	$(65,379)	$(62,229)	$(765,216)	$(126,324)
Loss per share:
Basic and diluted	$(4.06)	$(0.42)	$(0.41)	$(4.90)	$(0.82)
Weighted average shares outstanding:
Basic and diluted	157,605	156,347	153,550	156,266	153,327

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Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$199,117	$27,304
Other current assets	241,546	406,491
Total current assets	440,663	433,795
Property and equipment, net	1,005,826	1,235,258
Goodwill	—	582,739
Other assets, net	47,535	70,971
TOTAL ASSETS	$1,494,024	$2,322,763
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36,131	$77,631
Current portion of long-term debt	3,150	—
Other current liabilities	99,025	164,227
Total current liabilities	138,306	241,858
Long-term debt	961,566	737,691
Other non-current liabilities	101,471	285,151
Equity	292,681	1,058,063
TOTAL LIABILITIES AND EQUITY	$1,494,024	$2,322,763

Consolidated Cash Flow Data (in thousands, unaudited):

	Nine Months Ended
	September 30, 2015	September 30, 2014
Net cash provided by (used in) operating activities	$(20,838)	$126,084
Net cash used in investing activities	(26,812)	(91,842)
Net cash provided by (used in) financing activities	220,076	(12,052)
Effect of exchange rates on cash	(613)	6,896
Net increase in cash and cash equivalents	171,813	29,086
Cash and cash equivalents, beginning of period	27,304	28,306
Cash and cash equivalents, end of period	$199,117	$57,392

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues
U.S. Rig Services	$85,200	$93,253	$178,219	$299,275	$512,950
Fluid Management Services	35,519	39,178	63,818	125,452	187,493
Coiled Tubing Services	20,820	21,609	42,309	73,446	129,912
Fishing & Rental Services	27,629	28,142	55,502	98,461	158,052
International	7,689	15,314	25,950	45,518	84,127
Consolidated Total	$176,857	$197,496	$365,798	$642,152	$1,072,534

Operating Income (Loss)
U.S. Rig Services	$(305,334)	$(4,132)	$28,137	$(301,466)	$75,440
Fluid Management Services	(28,336)	(59)	(142)	(26,919)	3,163
Coiled Tubing Services	(116,572)	(4,083)	16	(144,477)	5,572
Fishing & Rental Services	(186,078)	(6,574)	(55,415)	(192,708)	(51,782)
International	(72,168)	(28,871)	(9,256)	(110,650)	(56,593)
Functional Support	(29,688)	(35,584)	(46,594)	(114,545)	(116,216)
Consolidated Total	$(738,176)	$(79,303)	$(83,254)	$(890,765)	$(140,416)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(358.4)%	(4.4)%	15.8%	(100.7)%	14.7%
Fluid Management Services	(79.8)%	(0.2)%	(0.2)%	(21.5)%	1.7%
Coiled Tubing Services	(559.9)%	(18.9)%	—%	(196.7)%	4.3%
Fishing & Rental Services	(673.5)%	(23.4)%	(99.8)%	(195.7)%	(32.8)%
International	(938.6)%	(188.5)%	(35.7)%	(243.1)%	(67.3)%
Consolidated Total	(417.4)%	(40.2)%	(22.8)%	(138.7)%	(13.1)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net loss	$(640,161)	$(65,379)	$(62,229)
Income tax benefit	(125,634)	(30,734)	(34,790)
Interest expense, net of amounts capitalized	21,704	17,058	13,417
Interest income	(61)	(25)	(14)
Depreciation and amortization	45,270	45,896	50,924
EBITDA	$(698,882)	$(33,184)	$(32,692)
% of revenues	(395.2)%	(16.8)%	(8.9)%

Severance costs	3,988	1,104	—
Impairment expense	649,944	21,352	60,792
Write-off of notes receivable	3,755	—	—
Bad debt expense - International	18,537	—	—
Project write-off	3,729	—	—
Sales tax accrual	5,600	—	—
Loss on sales of certain assets	—	2,127	—
Adjusted EBITDA*	$(13,329)	$(8,601)	$28,100
% of revenues	(7.5)%	(4.4)%	7.7%

Revenues	$176,857	$197,496	$365,798
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

November 3, 2015

	Three Months Ended September 30, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(305,373)	$(28,321)	$(116,570)	$(185,784)	$(95,352)	$91,239	$(640,161)
Income tax benefit	—	—	—	—	20,944	(146,578)	(125,634)
Interest expense, net of amounts capitalized	—	—	—	—	16	21,688	21,704
Interest income	—	—	—	—	(23)	(38)	(61)
Depreciation and amortization	14,876	6,618	5,671	8,561	6,236	3,308	45,270
EBITDA	$(290,497)	$(21,703)	$(110,899)	$(177,223)	$(68,179)	$(30,381)	$(698,882)
% of revenues	(341.0)%	(61.1)%	(532.7)%	(641.4)%	(886.7)%	—%	(395.2)%

Severance costs	180	73	32	50	2,301	1,352	3,988
Impairment expense	297,719	24,479	105,995	180,974	40,777	—	649,944
Write-off of notes receivable	—	—	—	—	—	3,755	3,755
Bad debt expense	—	—	—	—	18,537	—	18,537
Project write-off	3,729	—	—	—	—	—	3,729
Sales tax accrual	—	—	5,600	—	—	—	5,600
Adjusted EBITDA*	$11,131	$2,849	$728	$3,801	$(6,564)	$(25,274)	$(13,329)
% of revenues	13.1%	8.0%	3.5%	13.8%	(85.4)%	—%	(7.5)%

Revenues	$85,200	$35,519	$20,820	$27,629	$7,689	$—	$176,857
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s on-going FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as loss on debt extinguishment, certain other gains or losses, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

November 3, 2015

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

November 3, 2015

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. The forward-looking statements include a description of our intention to consider alternatives to cure the NYSE continued listing requirement deficiency. These forward-looking statements are based on Key's current expectations, estimates and projections about Key, its industry, its management's beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance for the remainder of 2015 and the first quarter of 2016. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these "forward-looking statements" are identified by words such as "expects," "believes," "anticipates" and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that Key's expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in Key's businesses, or could further deteriorate or worsen from the recent market declines, and/or that Key could experience further unexpected declines in activity and demand for its rig service, fluid management service, coiled tubing service, and fishing and rental service businesses; risks relating to Key's ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks relating to compliance with the FCPA and anti-corruption laws, including risks related to increased costs in connection with FCPA investigations; risks regarding the timing or conclusion of the FCPA investigations, including the risk of fines or penalties imposed by government agencies for violations of the FCPA; risks affecting Key's international operations, including risks affecting Key's ability to execute its plans to withdraw from its international markets outside North America; risks that Key may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into Key's operations; risks, in responding to changing or declining market conditions, that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in Key's businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; risks relating to Key's ability to satisfy listing requirements for its equity securities; risks that Key may not have sufficient liquidity; risks relating to Key's ability to comply with covenants under its current credit facilities; and other risks affecting Key's ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.
Because such statements involve risks and uncertainties, many of which are outside of Key's control, Key's actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key's business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico and Russia.